Exhibit 10.32
EXECUTION COPY
DATE            MARCH 2007

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of the entire issued share capital of Martin Audio Limited
KIRKLAND & ELLIS INTERNATIONAL LLP
30 St. Mary Axe
London EC3A 8AF
Tel: +44 (0)20 7469 2000
Fax: +44 (0)20 7469 2001
www.kirkland.com

EXECUTION COPY
CONTENTS

1. Definitions, interpretation and third party rights	1
2. Conditions	10
3. Sale and purchase	11
4. Purchase Price	12
5. Completion	13
6. Period before Completion	15
7. Closing Statement and Payment of Balancing Amount	18
8. Guarantee	19
9. Warranties	21
10. Release by Vendors	23
11. Matters following Completion and Restrictions	23
12. Pensions	26
13. Taxation	26
14. Announcements	26
15. Assignment	27
16. General	27
17. Notices	30
18. Governing law and jurisdiction	32
SCHEDULE 1 TITLE
PART 1 – THE VENDORS
PART 2 – THE OPTIONHOLDERS
SCHEDULE 2 THE COMPANY
SCHEDULE 3 THE SUBSIDIARY
SCHEDULE 4 COMPLETION OBLIGATIONS OF THE VENDORS

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SCHEDULE 5 WARRANTIES
SCHEDULE 6 LIMITATIONS ON LIABILITY
SCHEDULE 7 PROPERTIES
SCHEDULE 8 PENSIONS
SCHEDULE 9 INTELLECTUAL PROPERTY
SCHEDULE 10 TAX COVENANT
SCHEDULE 11 CLOSING STATEMENT

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EXECUTION COPY
PARTIES
(1)	THE PERSONS whose names and addresses are set out in Part 1 of Schedule 1 (“the Vendors”);

(2)	THE PERSONS whose names and addresses are set out in Part 2 of Schedule 1 (collectively the “Optionholders” and severally an “Optionholder”);

(3)	GRACE ACQUISITIONCO LIMITED whose registered office is c/o 30 St Mary Axe, London, EC3A 8AF (registered with company number 06078534) (“the Purchaser”);

(4)	LOUD TECHNOLOGIES INC., whose registered office is 16220 Wood Red Road NE Woodinville, WA 98072, USA (the “Guarantor”).
INTRODUCTION
(A)	The Company is a private company limited by shares. Details of the Company are set out in Schedule 2.

(B)	The Vendors have agreed to sell and the Purchaser has agreed to buy the Shares on the terms and subject to the conditions of this Agreement.

(C)	The Optionholders are (or will be immediately upon execution and exchange of this Agreement) entitled to exercise options to subscribe for shares in the Company and have agreed to exercise such options and sell the shares arising upon such exercise, and the Purchaser has agreed to purchase the same, on the terms and subject to the conditions of this Agreement.

(D)	The Guarantor has agreed to guarantee certain obligations imposed on the Purchaser under this Agreement.
AGREEMENT
1.	Definitions, interpretation and third party rights
1.1	The Introduction and Schedules form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement includes the Introduction and Schedules.
1.2	In this Agreement, the following words and expressions have the following meanings:

the Accounts: the audited accounts of the Company and the Subsidiary for the accounting reference period which ended on the Accounts Date (comprising in each case a balance sheet and profit and loss account, notes and directors’ and auditors’ reports);

the Accounts Date: 30 June 2006;

the Actual Cash: the Cash, as determined in the Closing Statement;

the Actual Debt: the Debt, as determined in the Closing Statement;

the Agreed Form: the form agreed between and signed by or on behalf of the Vendors and the Purchaser;

the Applicable Rate: the base rate of the Bank of England in force from time to time;

Balancing Amount: shall have the meaning given to it in paragraph 4 of Part I of Schedule 11;

Business Day: any day other than a Saturday, Sunday or any other day which is a public holiday in England and/or Florida;

CAA 2001: Capital Allowances Act 2001;

Cash: means the Group’s consolidated cash at bank and in hand at the close of business on the day prior to the Completion Date including for the avoidance of doubt the subscription price payable on exercise of the Options which will be paid by the Purchaser to the Company on behalf of the Optionholders in accordance with clause 3.3;

the China Trademark Dispute: the existing dispute with a Chinese company trading under the name of “Martin Brother” as referred to in paragraph 6.4 of the Disclosure Letter;

the Closing Statement: shall have the meaning given in Schedule 11;

the Company: Martin Audio Limited (registered in England and Wales with company number 4824341), details of which are set out at Schedule 2;

the Companies Acts: the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1993;

Completion: completion of the sale and purchase of the Shares in accordance with this Agreement;

the Completion Date: not later than the third Business Day following the date on which the conditions specified in Clause 2 are (or the last of them is) satisfied or waived, or alternatively if agreed by mutual consent 30 March 2007;

the Consideration: means the amount determined in accordance with Clause 4.1 and includes the amount payable pursuant to redeeming the ISIS Loan Notes;

Confidential Information: means all information belonging to the Company and the Subsidiary which is not publicly available (other than where such information is publicly available as a result of a breach by the Vendors of any confidentiality obligations with respect thereto) and which is used in or which otherwise relates to the business of the Company and the Subsidiary, the customers or financial or other affairs of the Company and the Subsidiary, existing in whatever form;

Debt: means as at the close of business on the day prior to the Completion Date the Group’s consolidated liabilities in respect of (without double counting):

(a)	all borrowings and other indebtedness of the Group by way of bank loans, overdrafts, acceptance credit or similar facilities;

(b)	finance leases;

(c)	amounts outstanding under accounts receivable factoring or discounting finance arrangements;

(d)	pension liabilities, retirement indemnities and other post-retirement benefits (including full provision in respect of the balance of any funding deficit in relation to any such pension scheme calculated in accordance with UK GAAP (as defined in Schedule 11 and provision for any unfunded retirement benefits as at Completion) other than the Pension Control account included within Net Working Capital;

(e)	all break fees, prepayment fees or other costs, expenses or penalties related to or arising as a result of the termination or prepayment of any facilities referred to in paragraph (a) above at Completion;

(f)	the total redemption amount (including all break fees, prepayment fees or other costs, expenses or penalties related to or arising as a result of the termination or prepayment) of all shareholder loans;

(g)	other than in respect of the Group’s existing Customs & Excise bond or the current TGI Plc Property Lease Guarantee arrangements (both as set out in the Disclosure Letter), performance bonds, letters of credit, bank guarantees and guarantees given by a third party in respect of the obligations of the Group and any counter-indemnity obligation in respect thereto;

(h)	all interest accrued on any or all of the borrowings detailed in (a) to (f) above;

(i)	any cost or bonus (including payroll taxes and any national insurance or social security contributions) payable by the Group specifically in connection with the transactions contemplated by this Agreement and any outstanding unpaid fees relating to advisers engaged on behalf of the Vendors, rather than on normal course Group matters, solely in connection with the transactions contemplated by this Agreement but for the avoidance of doubt any accrual or creditor required in relation to the work of KPMG and Pitmans on the Group’s EMI option scheme up to a maximum of £10,000 shall be included within Net Working Capital;

(j)	all amounts classified as creditors that are due in more than one year under UK GAAP, it being agreed that judgemental provisions and deferred tax will be specifically excluded from this category;

(k)	all indebtedness for the deferred purchase price of real estate property or fixed assets or specific services that have been received by the Group as of Completion with respect to which a Group Company is liable under a contractual agreement, contingently or otherwise as obligor or otherwise (excluding the legal actions up to a maximum of £75,000 in relation to the China Trademark Dispute whether an accrual is needed or not in Net Working

Capital and excluding trade payables or other liabilities incurred in the ordinary and usual course of business) provided that, if the obligation to make a future payment is contingent on the occurrence of future events, a liability shall only be recognized where such liability should properly be accrued for under UK GAAP (as defined in Schedule 11;

(l)	all obligations of the Group secured by a lien (other than current liabilities incurred in the ordinary and usual course of business which are not past due and which are included in the Net Working Capital);

(m)	the cost to the Group of all redundancy, dismissal and other restructuring costs (including obligations to contribute to government or other social plan funds) in respect of employees of the Group who have been made redundant or dismissed on or prior to Completion (except for the avoidance of doubt, pursuant to a decision taken by the Purchaser on Completion or where such dismissal has occurred in the ordinary course of business and is either accrued for in Net Working Capital or has been paid by the Group prior to Completion);

(n)	any employee compensation which is payable by the Group more than 12 months after being earned to the extent that such compensation relates to the period prior to Completion;

(o)	the cost to the Group of any bonus or other employee compensation (including payroll taxes and any national insurance or social security contributions) to be paid by the Group after Completion to the extent that it relates to a period prior to Completion;

(p)	corporation tax payable by any Group Company as calculated in accordance with the specific policies set out in schedule 11 (i) in respect of or arising from any transaction effected or deemed to have been effected before Completion or (ii) by reference to any profits earned, accrued or received before Completion, but excluding any increased corporation tax liability which has been crystallised solely as a result of an adjustment to the Group’s current accounting policies made by the Purchaser following its due diligence;
all the above as determined in accordance with the provisions of Schedule 11;
Deferred Shares: the 37,280 deferred shares of 10 pence each in the capital of the Company referred to in clause 3.6;
the Disclosure Letter: the letter dated the date of this Agreement from the Management Warrantors to the Purchaser making certain disclosures against the Warranties and as updated from time to time in accordance with the terms of this Agreement and produced in the Agreed Form immediately prior to the date of Completion;
the Escrow Account: the deposit account at National Westminster Bank plc, Market Place, Reading branch in the name of the Vendor’s solicitors;

the Escrow Account Instruction Letter: means the letter in the Agreed Form which shall be dated as at the Completion Date made by and among the Vendors’ solicitors the Purchaser and National Westminster Bank plc;
the Escrow Agreement: the agreement governing the Escrow Account in relation to the Balancing Payment;
the Estimated Cash: means the estimate of the Cash, to be provided in accordance with Clause 4;
the Estimated Debt: means the estimate of the Debt, to be provided in accordance with Clause 4;
the Estimated Purchase Price: shall have the meaning as set out in Clause 4;
the Estimated Working Capital: means the estimate of the Net Working Capital as at close of business on the Completion Date;
the Executives: means David Norman Bissett-Powell; Anthony James Taylor, Robert Beau Grant Lingfield, William Trenfield Webb, Anthony Henry Allen and Paul Ryder;
the Existing Finance Arrangements: means all monies outstanding under the credit agreement dated 13 August 2003 between the Company and National Westminster Bank Plc and all monies outstanding from time to time under an overdraft made available by The Royal Bank of Scotland Plc (acting as agent of National Westminster Bank Plc) on 6 July 2005;
the Final Purchase Price: shall have the meaning given to it in Clause 4.1;
the Group: means the Company and the Subsidiary;
Group Company: in relation to any company, any body corporate which is from time to time a holding company of that company, a subsidiary of that company or a subsidiary of a holding company of that company;
Institutional Seller: each of Baronsmead VCT Plc, Baronsmead VCT 2 Plc, Baronsmead VCT 3 Plc and Baronsmead VCT 4 Plc or any of them, and Institutional Sellers shall be construed accordingly;
Intellectual Property: patents, utility models, registered designs, design right, copyright, database right, trade marks, service marks, trade or business names, domain names, logos, get-up or trade dress, inventions or secret processes, formulae, know-how and all rights or forms of protection of a similar nature or effect subsisting anywhere in the world, including applications or registrations for any such right;
the Loan Notes: means the outstanding loan notes at the date of this Agreement created pursuant to the “A” loan stock instrument dated 13 August 2003 between the Company and ISIS EP LLP;
the Long Stop Date: has the meaning given to it in clause 2.2;

the Management Accounts: the unaudited accounts of the Company and the Subsidiary for the 6 month period from the Accounts Date to 31 December 2006 comprising a balance sheet and profit and loss account), a copy of each of which is annexed to the Disclosure Letter;
the Net Working Capital: as at the close of business on the day prior to the Completion Date and determined in accordance with the Closing Statement and the provisions of Schedule 11, the aggregate GBP value of the Company stock (net of applicable reserves) plus prepayments, plus trade debtors (net of applicable reserves), plus sundry debtors, plus VAT, less trade creditors (including outstanding cheques to the extent not otherwise reflected within Cash in the Group’s financial statements), less accruals, less other taxes/social security obligations, less the Pension Control account and less the Tannoy NA creditor. For the avoidance of doubt, the Net Working Capital shall exclude Cash, any intercompany assets or liabilities, deferred tax, any corporation taxes payable, all amounts that are classified as creditors that are due in more than one year under UK GAAP (as defined in Schedule 11) and all accruals, provisions and liabilities specifically included within the definition of Debt and shall be prepared for the Group on a consolidated basis.
the Management Warrantors: David Norman Bissett-Powell, Anthony James Taylor, Robert Beau Grant Lingfield, William Trenfield Webb, Anthony Henry Allen and Paul Ryder;
Options: all the options to subscribe for shares in the capital of the Company granted by the Company to the Optionholders as listed in Part II of Schedule 1;
Option Shares: the shares in the capital of the Company to be issued on exercise of the Options;
the Ordinary Shares: the 240,200 A ordinary shares of 10 pence each (as subsequently adjusted by the conversion of 37,280 A Ordinary Shares into 37,280 Deferred Shares as referred to in clause 3.6) and the 260,320 ordinary shares of 10 pence each in the capital of the Company;
the Parties: the parties to this Agreement;
the Preferences Shares: the 100 preferences shares of 10 pence each in the capital of the Company;
Previously owned Land and Buildings: any land and buildings that have at any time before the date of this Agreement been owned (under whatever tenure) and/or occupied and/or used by the Company or its subsidiary but which are either:-
(a)	no longer owned, occupied or used by the Company or its subsidiary; or

(b)	are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance.
the Properties: the leasehold properties of the Company and the Subsidiary, details of which are given in Schedule 7;
the Reporting Accountants: shall have the meaning set out in Schedule 11;

the Restricted Territories: means Canada, China, the Member States of the European Union, Mexico, Singapore, South America, Russia, Turkey and the United States of America, and any other country in which the Company or the Subsidiary carries on business at Completion;
the Service Agreements: the service agreements proposed to be entered into between the Company and the Executives being in the Agreed Form marked “AI” to “A6”;
the Shares: the Preference Shares and Ordinary Shares comprising the entire issued share capital of the Company and referred to in item 8 of Schedule 2;
the Subsidiary: Martin Audio Distribution Limited (registered in England and Wales with company number 1046114), details of which are set out at Schedule 3;
Supplemental Disclosure Letter: the letter from the Management Warrantors to the Purchaser delivered on or prior to Completion and described as the supplemental disclosure letter, including any supplemental documents attached to it;
Taxation: has the meaning attributed to it in Schedule 10;
Tax Claim: means a claim under the Tax Covenant or Tax Warranties;
the Tax Covenant: the covenant contained in Schedule 10;
Tax Warranties: mean the warranties in paragraph 21 of Schedule 5 to this agreement;
Taxes Act 1988: Income and Corporation Taxes Act 1988;
TCGA 1992: Taxation of Chargeable Gains Act 1992;
a third party: any person other than the Parties;
VATA 1994: Value Added Tax Act 1994;
Vendors’ Solicitor’s Account: the client account of Pitmans with National Westminster Bank at 13 Market Place, Reading, sort code: 60-17-21, account number 00013773, account name Pitmans Client account;
the Vendor Warranties: the vendor warranties set out in Part B of Schedule 5;
the Warranties: the warranties set out in Schedule 5 which for the avoidance of doubt include the Vendor Warranties;
Working Hours: means the hours of 9.00 a.m. to 5.00 p.m., local time, Monday to Friday inclusive on any Business Day in the place in question.
1.3	In this Agreement (unless the context requires otherwise):
1.3.1	words and expressions which are defined in the Companies Acts have the same meanings as are given to them in the Companies Acts;

1.3.2	any question as to whether a person is connected with any other person shall be determined in accordance with the provisions of Taxes Act 1988 section 839 and a reference to an “associate” is to a person who is an associate of another within the meaning of Taxes Act 1988 section 417;

1.3.3	any reference to a statute, statutory provision or subordinate legislation (“legislation”) shall be construed as referring to:
1.3.3.1	such legislation as amended and in force from time to time and to any legislation which (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation; and

1.3.3.2	any former legislation which it re-enacts, consolidates or enacts in rewritten form provided that in the case of those matters which fall within Clause 1.3.3.1 above, as between the Parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

1.3.4	any reference to an SSAP is to a Statement of Standard Accounting Practice adopted by the Accounting Standards Board and shall be construed as including a reference to:
1.3.4.1	any Financial Reporting Standard issued by the Accounting Standards Board to amend, withdraw or supersede such SSAP and any reference to an FRS is to a Financial Reporting Standard issued by the Accounting Standards Board; and

1.3.4.2	any Urgent Issues Task Force abstracts issued by the Accounting Standards Board to advise on and clarify the interpretation of SSAPs and FRSs and any reference to an UITF abstract is to an Urgent Issues Task Force abstract issued by the Accounting Standards Board;
1.3.5	any reference to an IFRS is to an International Financial Reporting Standard issued by the International Accounting Standards Board;

1.3.6	any gender includes a reference to the other genders;

1.3.7	any reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.3.8	any reference to a “person” includes a natural person, partnership, company, body corporate, association, organisation, government, state, foundation and trust (in each case whether or not having separate legal personality);

1.3.9	any reference to the Introduction, a Clause or Schedule is to the Introduction, a Clause or Schedule (as the case may be) of or to this Agreement;

1.3.10	any reference to any other document is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

1.3.11	“directly or indirectly” means either alone or jointly with any other person and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person;

1.3.12	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.3.13	any reference to something being “in writing” or “written” shall include a reference to that thing being produced by any legible and non-transitory substitute for writing (including in electronic form) or partly in one manner and partly in another;

1.3.14	references to time of the day are (save where otherwise stated) to London time;

1.3.15	where it is necessary to determine whether a monetary limit or threshold set out in this Agreement has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims is expressed in a currency other than pounds sterling, the value of each such claim shall be translated into pounds sterling at the prevailing exchange rate applicable to that amount of that non-sterling currency by reference to middlemarket rates quoted by Barclays Bank plc immediately before close of business in London on the date of receipt by the relevant person(s) of written notification from the Purchaser in accordance with this Agreement of the existence of such claim, or if such day is not a Business Day, on the Business Day immediately preceding such day; and

1.3.16	any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.
1.4	The index and Clause headings in this Agreement are included for convenience only and do not affect the interpretation of this Agreement.
1.5	The Parties agree that, subject always to and save as expressly provided in the provisions of this Clause 1.5:
1.5.1	save as otherwise specified in this Agreement, no term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party; and

1.5.2	notwithstanding that any term of this Agreement may be or become enforceable by a third party, the terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing between the Parties or this Agreement may be rescinded (in each case) without the consent of or notice to any such third party.
2.	Conditions
2.1	Completion shall be conditional upon:
2.1.1	the German Federal Cartel office having cleared the purchase of the Shares or the relevant statutory waiting periods having expired (the filing for which shall be made within two business days from the date of this Agreement);

2.1.2	there having been no material unremedied breach of any of the provisions of Clauses 6.1 and 6.2;

2.1.3	there having been no event not Disclosed in the Disclosure Letter of even date or the disclosure or discovery of any existing fact or circumstance between the date hereof and the Completion Date which has not been remedied that would be (or could be reasonably expected to be ) adverse to the business, assets, condition, operating results, or operations of the Company (including the Subsidiary), taken as whole, which are in aggregate in excess of £300,000 excluding, for the avoidance of doubt, (i) termination or receipt of intention to terminate, the contracts Disclosed at paragraph 5.1 of the Disclosure Letter of even date or (ii) the resignation of any employee of the Company;

2.1.4	the Company shall have facilitated verbal conversations between a representative of LOUD Technologies Inc and the following distributors; Dah Chong Hong Ltd, Adagio, S.A, Algam, Atlantic Audio Gmbh and one UK dealer to be mutually agreed;

2.1.5	the Company shall have facilitated verbal conversations between a representative of LOUD Technologies Inc and the following suppliers, Sarivale, Lab Gruppen, and B&C Speakers and TC Electronics; and

2.1.6	no suit, action or other proceeding shall be pending or threatened in writing before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (iii) affect adversely the right of the Purchaser to own the Shares or control the Company, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect.
2.2	If any of the conditions set out in Clause 2.1 shall not have been satisfied or waived in writing by the Purchaser by 5 April 2007 (the “Long Stop Date”), this Agreement (except for the provisions of this Clause and of Clauses 1 (Definitions, interpretation and third party rights), 8 (Guarantee), 14 (Announcements), 17 (Notices), 18

(Governing law and jurisdiction) shall be null and void and of no further effect and the Parties shall be released and discharged from their respective obligations under this Agreement, provided that such termination of this Agreement shall be without prejudice to the rights of the Parties in respect of any breach of clause 2 of this Agreement occurring before the termination.
2.3	The Purchaser in respect of the condition in 2.1.1 and the Purchaser and the Vendors in respect of the remaining conditions each shall use all reasonable endeavours to fulfil or procure the fulfillment of the Conditions as soon as possible and in any event before the Long Stop Date and shall:
2.3.1	keep each other regularly informed of the progress towards satisfaction of each such condition;

2.3.2	immediately notify each other in writing as soon as they are aware that each such condition has been satisfied or has become incapable of satisfaction; and

2.3.3	produce to the other such evidence as the other shall reasonably require of the satisfaction of each such condition capable of satisfaction.
2.4	The Purchaser undertakes that in the event that Completion does not take place as a result of the condition in 2.1.1 above not being fulfilled that it will pay to the Vendors the sum of £250,000.
3.	Sale and purchase
3.1	Each Vendor and each Optionholder shall sell with full title guarantee free from all liens, charges, encumbrances and any other third party rights and the Purchaser shall purchase the Shares set out opposite his name in Schedule 1 with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Shares, including any dividends or distributions declared or paid on the Shares after that date, shall belong to the Purchaser.
3.2	The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale of all of the Shares is completed simultaneously.
3.3	The Purchaser shall pay to the Company on behalf of each Optionholder an amount equal to the subscription price payable on exercise of his Options and each Optionholder authorises the Purchaser to deduct the amount so paid from the cash consideration payable to him.
3.4	As security for their obligations contained in this Agreement, each Optionholder hereby irrevocably appoints each of David Bissett Powell and Anthony Taylor acting jointly or severally to be his attorney with full power and authority, in his name and on his behalf, to:
3.4.1	execute on his behalf all documents required to exercise the Options granted to him;

3.4.2	execute and deliver to the Purchaser or the Purchaser’s Solicitors a duly executed transfer or transfers of his Option Shares in favour of the Purchaser or such person as the Purchaser may nominate accompanied by any share certificates which may be issued for such Option Shares; and

3.4.3	generally do and execute or procure to be done and executed all such other acts, deeds, documents and things as may be necessary to give effect to his obligations under this Agreement.
3.5	Each of David Bissett-Powell and Anthony Taylor covenants and undertakes to exercise the power and authority conferred upon him pursuant to Clause 3.4 to ensure the due and punctual performance by each Optionholder of his obligations under this Agreement.
3.6	Immediately before Completion, 37, 280 A Ordinary Shares held by the Institutional Sellers shall be converted into 37,280 Deferred Shares so that following such conversion, each Institutional Seller will hold that number of A Ordinary Shares and Deferred Shares set opposite its name in column 4 of Part 1 of Schedule 1.
4.	Purchase Price
4.1	The aggregate consideration to be paid for the Shares (the “Final Purchase Price”) shall be an amount equal to:

cash (the “Cash Purchase Price”) in the amount of £17,250,000; minus the amount (if any) by which the Net Working Capital of the Company and the Subsidiary as of the Completion Date as shown on the Closing Statement (as defined in Schedule 11 and as prepared in accordance with the provisions thereof) (the “Closing Net Working Capital”) is less than £2,250,000; plus the amount (if any) by which the Closing Net Working Capital exceeds £2,450,000, as determined in accordance with Schedule 11; minus the Actual Debt (if any), as determined in accordance with Schedule 11; plus the Actual Cash (if any), as determined in accordance with Schedule 11.

4.2	The consideration shall be divided between the Vendors and the Optionholders as follows:
4.2.1	£1 per Preference Share to the holders of the Preferences Shares;

4.2.2	the balance shall be divided among the holders of the Ordinary Shares:
4.2.2.1	in respect of the first £9,502,783 in the proportions set out in Column 5 of Schedule 1 Parts 1 and 2 (the “First Tranche”); and

4.2.2.2	the balance in the proportions set out in Column 6 of Schedule 1 Parts 1 and 2 (the “Second Tranche”)
For the avoidance of doubt the Deferred Shares will be transferred for nil consideration and the Purchaser shall not be concerned with the division of Consideration in this Clause 4.2.

4.3	The Estimated Purchase Price shall be:

the Cash Purchase Price; minus

the amount (if any) by which the Estimated Working Capital is less than £2,250,000, as determined in accordance with Clause 4.4; plus the amount (if any) by which the Estimated Working Capital is more than £2,450,000, as determined in accordance with Clause 4.4; minus the Estimated Debt (if any), as determined in accordance with Clause 4.4; plus the Estimated Cash (if any), as determined in accordance with Clause 4.4.

4.4	The Estimated Debt, the Estimated Cash and the Estimated Working Capital (the “Vendors’ Estimates”) shall be prepared by the Vendors’ chief financial officer, in good faith and in prior consultation with the Purchaser and delivered to the Purchaser not less than two Business Days prior to Completion. If the Purchaser disagrees, in good faith, with the Vendors’ Estimates, the Purchaser shall itself prepare in good faith a statement setting out the Estimated Debt, the Estimated Cash and the Estimated Working Capital (the “Purchaser’s Estimates”) and deliver it to the Vendors, following which the Parties shall attempt to agree the Estimated Debt, the Estimated Cash and the Estimated Working Capital. Failing agreement by the Business Day prior to the Completion Date, the Estimated Debt, the Estimated Cash and the Estimated Working Capital shall be deemed to be the mid-point between the amount in the Vendors’ Estimates and the amount in the Purchaser’s Estimates. In the absence of any notice of disagreement by the Purchaser delivered no later than the Business Day prior to the Completion Date the Vendors Estimates shall comprise the Estimated Debt, Estimated Cash and Estimated Working Capital.

5.	Completion

5.1	Completion shall take place on the Completion Date at the offices of the Purchaser’s solicitors when:
5.1.1	the Vendors shall deliver to the Purchaser, or procure the delivery to the Purchaser of, the documents and other items referred to in Schedule 4;

5.1.2	each Vendor shall repay or procure the repayment in full of all amounts owing (even if not due for repayment) to the Company or the Subsidiary by that Vendor or any connected persons or associates or directors of that Vendor and shall procure that all guarantees or indemnities given by or binding on the Company or the Subsidiary in respect of any liabilities (actual or contingent) of any of that Vendor or any of such connected persons or associates or directors are fully and effectively released without cost to the Company or the Subsidiary;

5.1.3	each Vendor (in so far as it is able) and the Purchaser shall jointly procure that there shall be held a Meeting of the Board of Directors of the Company and of the Subsidiary at which there shall be duly passed Resolutions set out and contained in Board Minutes of the Company and of the Subsidiary in the Agreed Form marked “D1” and “D2” respectively;

5.1.4	the Purchaser shall pay the Estimated Purchase Price (less £450,000) to the Vendors and the Optionholders, or as the Vendors may direct in writing, by way of transfer of funds to the Vendors’ Solicitor’s Account (the charges of such transfer being payable by the Vendors), receipt of which shall be an effective discharge of the Purchaser’s obligation to pay the Estimated Purchase Price and deposit £450,000 into the Escrow Account (the “Escrow Amount”) The portion of the Escrow Amount shown to be payable to the Purchaser on the Closing Statement delivered by the Purchaser to the Vendors pursuant to Clause 1.1 of Schedule 11 shall be retained in the Escrow Account until the determination of the Final Purchase Price and the Balancing Amount in accordance with the provisions of Schedule 11 at which time it shall be released in accordance with the terms of the escrow instructions. The balance of the Escrow Amount not shown to be payable to the Purchaser shall be released to the Vendors upon delivery of such Completion Statement;

5.1.5	the Purchaser shall procure that the Company pays to ISIS EP LLP an amount in settlement of all outstanding monitoring fees payable pursuant to an investment agreement dated 13 August 2003 between ISIS EP LLP and the Company which shall accrue at a daily rate of £59.99 (plus VAT) from the date of the last payment made prior to the Completion Date to the Completion Date and for the avoidance of doubt, these amounts are to be considered Debt; and

5.1.6	the Purchaser shall pay to the Vendors’ Solicitors to enable the Vendors’ Solicitors, on behalf of the Company (or the Subsidiary) to make payment in each case immediately on Completion of:
5.1.6.1	the amount required to discharge all amounts outstanding under the Existing Finance Arrangements including, without limitation, all accrued but unpaid interest thereon and any early repayment fees due and any other fees; and

5.1.6.2	the amount required to discharge all amounts outstanding in respect of the Loan Notes including, without limitation, all accrued but unpaid interest thereon, being the amounts notified to the Purchaser not less than two Business Days prior to Completion and for the avoidance of doubt, these amounts are to be considered Debt;

5.1.7	the Purchaser shall deliver to the Vendors’ Solicitors a copy of the Escrow Account Instruction Letter signed by the Purchaser’s Solicitors, the Escrow Agreement executed by the Purchaser and a bank mandate for the Escrow Account signed by the Purchaser’s Solicitors together with a countersigned engrossment of each of the Service Agreements duly executed by the relevant employer in the Agreed Form.
5.2	The Escrow Account shall remain open and fully funded with the Escrow Amount (as reduced in accordance with Clause 5.1.4 if applicable) until such time that any Balancing Amount has been determined and any amount in favour of the Purchaser has been paid in accordance with Clause 7.1.2 whereupon the balance (including accrued interest) shall be released to the Vendors. Any amounts payable to or by the Vendors and Optionholders pursuant to this Clause 5.2 shall be made in the proportions set against their respective names in column 6 of Parts 1 and 2 of Schedule 1.
5.3	The performance by the Vendors of their respective obligations under Clause 5.1 shall be a condition precedent to the performance by the Purchaser of its obligations under Clause 5.1 to the intent that, if the Vendors or any of them shall fail or shall be unable to perform any of their obligations under Clause 5.1, the Purchaser shall at its option (and without prejudice to any other remedies or rights which it may have against the Vendors or any of them in respect of such non-performance) cease to be liable to perform its obligations under Clause 5.1.
6.	Period before Completion
6.1	The Vendors undertake to and covenant with the Purchaser that they will procure that between the date of this Agreement and Completion (save with the prior written consent of the Purchaser (not to be unreasonably withheld or delayed) and subject to Clause 6.3):
6.2	no increase shall be made in the authorised, allotted or issued share capitals of the Company or the Subsidiary save for the allotment and issue of the Option Shares;
6.2.1	no option shall be offered or granted by the Company or the Subsidiary over the whole or any part of their respective share capitals, whether issued or unissued;

6.2.2	no dividends or other distributions shall be declared, made or paid by the Company or the Subsidiary (other than any dividend payable on the preference shares not exceeding £10); and

6.2.3	no accrual provided for by the Company on its balance sheet at the date of signing of this Agreement shall be released or adjusted, other than for the purposes of meeting the liability to which it directly relates, to increase the working capital of the Company.
6.3	The Management Warrantors further undertake to and covenant with the Purchaser that they will procure that between the date of this Agreement and Completion (save with the prior written consent of the Purchaser (not to be unreasonably withheld or delayed)) the business of the Company and of the Subsidiary shall be carried on in the ordinary and usual course and so as to maintain the same as a going concern and with a view to profit; and
6.3.1	neither the Company nor the Subsidiary shall:
6.3.1.1	except in relation to purchase orders issued or accepted in the ordinary course of business, alter or agree to alter or terminate or agree to terminate any material agreement to which it is a party and that by doing so would be to the detriment of the Company or enter or agree to enter into any unusual or abnormal contract or commitment;

6.3.1.2	incur any material capital expenditure or any material capital commitment or dispose of or realise any material capital asset or any interest in any such asset outside the ordinary course of business or in an amount in excess of £10,000;

6.3.1.3	create or agree to create any mortgage, charge, lien or encumbrance over all or any of its assets (other than liens arising in the ordinary course of business) or redeem or agree to redeem any existing security save as contemplated by this Agreement or give or agree to give any guarantee or indemnity;

6.3.1.4	give or agree to give any guarantee, indemnity or other agreement to secure, or incur financial obligations with respect to, another person’s obligations;

6.3.1.5	alter or agree to alter the terms of any existing borrowing facilities or arrange any additional borrowing facilities save for early repayment of any borrowing facilities;

6.3.1.6	pay any management charge to the Vendors other than management charges to the Institutional Seller as disclosed in Clause 5.1.5 or agree to pay such charge or incur any other liability to the Vendors (other than payment of remuneration in accordance with existing employment contracts and trading liabilities at arms length incurred in the normal course of business);

6.3.1.7	increase or agree to increase the remuneration (including pension contributions, bonuses, commissions and benefits in kind, save for those detailed in the list provided as disclosure document 19.2.2 of the Disclosure Letter, of any director or employee earning in excess of £35,000 per annum or provide or agree to provide any gratuitous payment or benefit to any such person or any of his dependants and no employee shall be engaged or dismissed (with the exception of dismissal for gross misconduct) or have his terms of employment altered;

6.3.1.8	vary the terms on which it holds any of the Properties or settle any rent review;
6.3.2	in respect of the policies of insurance of both the Company and the Subsidiary or the policies of insurance in which either of them has an interest as at the date of this Agreement:
6.3.2.1	such policies shall be maintained in full force and effect;

6.3.2.2	the Company shall not do or omit to do anything the doing or omission of which would or might make any of such policies void or voidable;

6.3.2.3	the Company shall not do or omit to do anything the doing or omission of which would or might entitle any of the insurers under such policies to refuse cover in relation to any claim (either in whole or in part) or result in an increase in the premium payable under any of such policies; and

6.3.2.4	the Company shall notify the Purchaser of any claim arising under any of such policies on or after the date of this Agreement other than motor claims.
6.4	Neither Clause 6.1 nor Clause 6.2 shall operate so as to restrict or prevent:
6.4.1	any matter reasonably undertaken by the Company or the Subsidiary in an emergency or disaster situation with the intention of minimising any adverse effect of such situation (and the Vendors and/or Management Warrantors (as the case may be) will in any event promptly notify the Purchaser of such situation);

6.4.2	the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by the Company or the Subsidiary prior to the date of this Agreement;

6.4.3	any action pursuant to a requirement of law or applicable regulation (and the Management Warrantors will in any event promptly notify the Purchaser of such requirement);

6.4.4	any action specifically provided for in this Agreement; or

6.4.5	any matter undertaken at the written request of the Purchaser.
6.5	The Management Warrantors shall, and shall procure that the officers and employees of and the professional advisers to the Company and of the Subsidiary shall, between the date of this Agreement and Completion, at the reasonable advance request of the Purchaser and during Working Hours:
6.5.1	give the Purchaser and any person authorised by it on reasonable advance notice reasonable access to the Properties and to all the books and records (including electronic records) of the Company and of the Subsidiary (including the right to take copies at the Purchaser’s expense) but without disrupting the business of the Company and the Subsidiary; and

6.5.2	supply the Purchaser and/or its professional advisers with such information concerning the Company and the Subsidiary as the Purchaser or its professional advisers may reasonably require including, for the avoidance of doubt, in relation to the Estimated Cash, Estimated Net Working Capital and Estimated Debt calculations.
6.6	The Parties hereby acknowledge and agree that, notwithstanding anything at law or equity to the contrary, each Party shall be solely responsible for operating its and its subsidiaries’ businesses prior to Completion and in no event will the Purchaser or any of its affiliates or subsidiaries, or any of their respective equityholders, directors, officers, managers, employees, agents or representatives have any authority to conduct the Company’s or the Subsidiary’s businesses or otherwise bind the Company or the Subsidiary with respect to any matter, obligation or decision prior to Completion. Furthermore, each Party agrees that neither the Purchaser nor any of its affiliates or subsidiaries, nor any of their respective equityholders, directors, officers, managers, employees, agents or representatives, shall be liable to the Company or the Subsidiary or any of their respective equityholders, directors, officers, managers, employees, agents or representatives for any loss, liability, cost, damage or expense arising out of, relating to, or in connection with any assistance, advice and suggestion that the Purchaser or any of its affiliates or subsidiaries, or any of their respective equityholders, directors, officers, managers, employees, agents or representatives may offer to the Company or the Subsidiary or any of their respective equityholders, directors, officers, managers, employees, agents or representatives at any time prior to Completion.
6.7	This Agreement will only terminate in the circumstances set out in Clause 2 (Conditions) and Clause 5 (Completion). If, whether prior to or following Completion, the Purchaser becomes aware that there has been any breach of the Warranties or any other term of this Agreement, the Purchaser shall not be entitled to terminate or rescind this Agreement but shall only be entitled to bring a claim for damages for breach of contract.
7.	Closing Statement and Payment of Balancing Amount
7.1	After final agreement on, or determination of, the amount of the Balancing Amount in accordance with Schedule 11, the following payments, together with interest at the Applicable Rate from Completion, shall be made in cash by transfer of funds for same day value and in accordance with the Escrow Agreement:
7.1.1	if there is no Balancing Amount (i.e. it is zero), no payment shall be made by the Vendors and the Optionholders or the Purchaser and the amount standing in credit to the Escrow Account (including accrued interest) shall be released to the Vendors;

7.1.2	if the Balancing Amount is a negative number, the Vendors and the Optionholders shall repay the Purchaser the amount thereof (such repayments to be attributable to each of the Vendors and the Optionholders and to be paid by way of release of such sum to the Purchaser from the Escrow Account) within five Business Days of the date on which the Closing Statement is agreed or otherwise determined in accordance with the provisions of Schedule 11 and any balance remaining in the Escrow Account (including accrued interest) shall be released to the Vendors; or

7.1.3	if the Balancing Amount is a positive number, the Purchaser shall pay to the Vendors an amount equal to the Balancing Amount (such payment to be divided amongst the Vendors) within five Business Days of the date on which the Closing Statement is agreed or otherwise determined in accordance with the provisions of Schedule 11 and shall arrange for the funds in the Escrow Account (including accrued interest) to be released to the Vendors.

7.2	Any amounts payable to or by the Vendors and Optionholders pursuant to this Clause 7 shall be made in the proportions set against their respective names in column 6 of Parts 1 and 2 of Schedule 1.
8.	Guarantee
8.1	In consideration of the Vendors and the Optionholders entering into this Agreement, the Guarantor as primary obligor irrevocably and subject to the terms and conditions of this Agreement:
8.1.1	undertakes to ensure the Purchaser’s full and prompt performance of its payment obligations under clauses 5.1.4, 5.1.5, 5.1.6, and any obligation to pay any Balancing Amount or amount under clause 2.4 which become or may become due pursuant to the terms of this Agreement (any such amount a “Guaranteed Amount” and together “Guaranteed Amounts”);

8.1.2	guarantees as a continuing guarantee to the Vendors and the Optionholders the due and punctual payment of any Guaranteed Amount and;

8.1.3	agrees that if and each time that the Purchaser fails to pay or, procure the payment of any of the Guaranteed Amounts, the Guarantor shall on demand (without requiring the Vendors and the Optionholders first to take steps against the Purchaser or any other person) to pay the Guaranteed Amount to the Vendors and the Optionholders (which such payment shall satisfy the requirement (of both the Purchaser and the Guarantor) to pay such Guaranteed Amount), and neither the Purchaser or the Guarantor shall have any further liability or obligation with respect to such Guaranteed Amount so paid.
8.2	The liability of the Guarantor under this Clause shall not be released or diminished in whole or in part by anything which, but for this provision, might operate to affect its liability, including without limitation:
8.2.1	any variation of the terms of this Agreement;

8.2.2	any forbearance or neglect or delay in seeking the performance of the obligation to pay or procure the payment of the Guaranteed Amounts or any granting of time for the performance of this obligation or any other arrangement between the Purchaser and the Vendors or any other person;

8.2.3	any unenforceability or invalidity of the obligation to pay or procure the payment of the Guaranteed Amount, so that this clause shall be construed as if there were no such enforceability or invalidity.
8.3	The guarantee in Clause 8.1 is a continuing guarantee and accordingly shall remain in force until the obligation of the Purchaser to pay or procure the payment of the Guaranteed Amounts has been fully performed or fully satisfied.
8.4	The guarantee in Clause 8.1 shall be in addition to and without prejudice to and not in substitution for, the performance and observance of the Purchaser’s obligation to pay or procure the payment of the Guaranteed Amounts under this Agreement (save that for the avoidance of doubt, the guarantee in Clause 8.1 shall only operate, with respect to each Guaranteed Amount, to the extent that the Purchaser has failed to meet its obligation to pay or procure the payment of that Guaranteed Amount).
8.5	So long as the Purchaser remains under any actual or contingent obligation to pay or procure the payment of the Guaranteed Amounts under this Agreement, the Guarantor shall not exercise any rights which it may at any time have by reason of the performance of its obligations under this clause to be indemnified by the Purchaser to claim a contribution from another surety of the Purchaser’s obligations or to take the benefit (by way of subrogation or otherwise) of any of the Vendors’ or Optionholders’ rights under this Agreement.
8.6	The Guarantor will not hold any security from the Purchaser in respect of the guarantee in Clause 8.1, and any such security which is held in breach of this clause shall be held by the Guarantor in trust for the Vendors and the Optionholders.
8.7	The Guarantor warrants and represents to the Vendors and the Optionholders that:
8.7.1	the Guarantor has all necessary power and authority to enter into and perform its obligations under this Clause 8;

8.7.2	this Agreement, and all agreements to be entered into by the Guarantor under this Agreement, constitute (or will when executed constitute) binding and enforceable obligations on the Guarantor in accordance with their respective terms;

8.7.3	the entering into and performance by the Guarantor of its obligations under this Clause 8:
8.7.3.1	will not result in a breach of any provision of the memorandum or articles of association or analogous constitutional documentation of the Guarantor;

8.7.3.2	will not result in a breach of any order, judgment or decree of any court or governmental, administrative or regulatory body or agency to which the Guarantor is party or by which it is bound; or

8.7.3.3	does not require the consent of any third party which has not already been granted.
8.8	If any monies paid to the Vendors and/or the Optionholders under this Agreement have to be repaid by the Vendors and/or the Optionholders by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force or on any other ground, the liability of the Guarantor shall be computed as if those monies had never been paid to the Vendors and/or the Optionholders at all.
8.9	Each payment to be made by the Guarantor under this clause shall be made in the currency in which the relevant amount is payable by the Purchaser.
8.10	Notwithstanding any other provision of this Clause 8, following the payment of each Guaranteed Amount (or the termination of this Agreement in accordance with its provisions) the obligations of the Guarantor under this Clause 8 with respect to such Guaranteed Amount (or all Guaranteed Amounts, in the event of such termination)

shall be deemed to have been fulfilled and this Clause 8 shall cease to have any further effect with respect to such Guaranteed Amount (or all Guaranteed Amounts, in the event of such termination).
8.11	The maximum liability of the Guarantor hereunder shall be limited to the Final Purchase Price together with the proper costs and expenses (including any legal fees/expenses) of the Vendors in enforcing the terms of this Guarantee.

8.12	This Guarantee shall expire upon payment of the Final Purchase Price.
8.13	Any enforcement of this provision shall be taken only by the Vendors with the consent of the holders of a majority of the Shares at the date hereof.

9.	Warranties
9.1	Each Institutional Seller and each Optionholder severally warrants in respect of himself or itself to the Purchaser that each of the Vendor Warranties (in so far as such Vendor Warranties relate only to that Institutional Seller or Optionholder as the case may be) is true and accurate in all respects and is not misleading at the date of this Agreement and as of the date of Completion. References in the Vendor Warranties to “the Vendor” or “that Vendor” are references to that Vendor or Optionholder giving the Vendor Warranties.
9.2	The Management Warrantors jointly and severally warrant to the Purchaser that each of the Warranties set out in Parts A and C of Schedule 5 and each of the Vendor Warranties (in so far as such Vendor Warranties relate to the Management Warrantors) is true and accurate in all respects and is not misleading at the date of this Agreement and as of the date of Completion.

9.3	The Warranties shall not in any respect be extinguished or affected by Completion.
9.4	Each Vendor and each Optionholder severally undertakes to the Purchaser that if, between the date of this Agreement and Completion, anything (including for the avoidance of doubt any omission) occurs which results, or which may result, in any of its respective Warranties being unfulfilled, untrue or inaccurate at Completion then it will immediately and in any event before Completion give the Purchaser written notice of that event and its consequences and (if so requested by the Purchaser) will use its reasonable endeavours to prevent or remedy the same.
9.5	The Vendors acknowledge that the Purchaser has entered into this Agreement in reliance on the Warranties made by the Vendors.
9.6	Save in the case of fraud, each Vendor and Optionholder severally undertakes to the Purchaser that, in the event of any claim being made against it arising out of or relating to this Agreement, it will not make any claim against the Company or the Subsidiary or against any director, officer, employee or adviser of the Company or of the Subsidiary on which or on whom they may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter. The Company, the Subsidiary and any such director, officer, employee or adviser may enforce the terms of this Clause 9.6 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided that, as a condition thereto, any such third party shall:

9.6.1	obtain the prior written consent of the Purchaser; and

9.6.2	not be entitled to assign its rights under this Clause 9.6.
9.7	The Warranties:
9.7.1	save for those set out under paragraph 2.1 (capacity), 3.2 (share ownership) 4.1 (share and loan capital), are qualified by reference to those matters fairly disclosed (with sufficient detail to identify to the Purchaser the nature and scope of the matter disclosed) in the Disclosure Letter and the Supplemental Disclosure Letter and not otherwise;

9.7.2	are separate and independent and, unless expressly provided to the contrary, are not limited or restricted by reference to or inference from the terms of any other provision of this Agreement or any other Warranty;

9.7.3	where qualified by the knowledge, information, belief or awareness of the Management Warrantors, are deemed to include a statement that such knowledge, information, belief or awareness has been acquired after due and careful enquiries by the Management Warrantors of each other and their professional advisers in respect of the relevant subject matter of such Warranties; and

9.7.4	apply to the Subsidiary as well as to the Company as if references to “the Company” included a corresponding reference to the Subsidiary.
9.8	None of the Warranties nor any provision in the Tax Covenant shall be, or shall be deemed to be, qualified, modified or discharged by reason of any investigation or inquiry made or to be made by or on behalf of the Purchaser and no information relating to the Company or to the Subsidiary of which the Purchaser, its agents or advisers have knowledge (whether actual, imputed or constructive), other than (in the case of the Warranties) by reason of its being disclosed in the Disclosure Letter or the Supplemental Disclosure Letter in accordance with this Agreement, shall prejudice any claim which the Purchaser shall be entitled to bring or shall operate to reduce any amount recoverable by the Purchaser under this Agreement.
9.9	On or prior to the date of Completion, the Management Warrantors may deliver a Supplemental Disclosure Letter to the Purchaser. The Purchaser shall be barred from bringing any claim for a breach of warranty against the Management Warrantors to the extent that the fact, circumstance or event constituting or otherwise causing the breach of warranty is set forth in the Supplemental Disclosure Letter. The sole and exclusive remedy of the Purchaser in connection with any matter set forth in the Supplemental Disclosure Letter shall be to allow this Agreement to terminate in accordance with its terms under Clause 2.2 above, but only to the extent that the condition in Clause 2.1.3 has not been satisfied.
9.10	The provisions of Schedule 6 shall (where relevant) apply to limit the liability of the Vendors under the Warranties and the Tax Covenant provided that the provisions of Schedule 6 shall not apply in respect of:

9.10.1	any claim under paragraph 2.1 (capacity); 3.2 (share ownership); 4.1 (share and loan capital); or

9.10.2	any claim arising out of any fraudulent or wilful non-disclosure on the part of the Vendors or any of their respective officers, employees or advisers.
9.11	The Management Warrantors jointly and severally warrant to the Purchaser that any and all documents attached or referred to in the Disclosure Letter and which were provided to the Purchaser or to its advisers other than in relation to the Disclosure Letter are identical in all respects to those provided in the Disclosure Letter.
10.	Release by Vendors
10.1	Each of the Vendors confirms that with effect from Completion he will have no claim (whether in respect of any breach of contract, compensation for loss of office or monies due to him or on any account whatsoever) outstanding against the Company or the Subsidiary or against any of the shareholders, directors, officers, employees or professional advisers of the Company or any Subsidiary and that no agreement or arrangement (including any contract of employment) is or will be at Completion outstanding under which the Company or the Subsidiary or any of such persons has or could have any obligation of any kind to him save in respect of the amount payable pursuant to clauses 5.1.5, 5.1.6.1 and 5.1.6.2 and for any service agreement being entered into on Completion.
10.2	To the extent that any such claim or obligation exists or may exist, following Completion and the occurrence of the matters provided for in clause 10.1, each of the Vendors irrevocably and unconditionally waives such claim or obligation and releases the Company and the Subsidiary and any such other persons from any liability whatsoever in respect of such claim or obligation.
10.3	The Company, the Subsidiary and any shareholder, director, officer, employee or professional adviser of the Company or the Subsidiary may enforce the terms of Clauses 10.1 and 10.2 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided always that, as a condition thereto, any such third party shall:
10.3.1	obtain the prior written consent of the Purchaser; and

10.3.2	not be entitled to assign its rights under this Clause 10.
11.	Matters following Completion and Restrictions
11.1	Each Vendor (acting severally) shall, and shall procure that its respective Group Companies shall, following Completion promptly send to the Purchaser all papers, books, accounts and other records owned by the Company or to the Subsidiary, which are not required to be delivered under Schedule 4 and which are not kept at any of the Properties and which are not required by the Vendors in their continued employment or in the case of the Institutional Seller its own internal audit and investment purposes.
11.2	The provisions of Clause 11.3 are made with the intention of assuring to the Purchaser and its Group Companies following Completion the full benefit and value of the goodwill and connections of the Company and the Subsidiary and as a constituent part of the agreement for the sale of the Shares. Accordingly each of the Vendors agrees that the restrictions contained in Clause 11.3 are, to the extent that they relate to that Vendor, reasonable and necessary for the protection of the legitimate interests of the Purchaser and that the restrictions do not work harshly on him.
11.3	Each of the Management Warrantors severally covenants (on his behalf and on behalf of any person acting on his behalf) with the Purchaser and each of its Group Companies following Completion that, save with the prior written consent of the Purchaser:
11.3.1	for the period of two (2) years following the Completion Date, he will not in the Restricted Territories in competition with the Company or the Subsidiary, directly or indirectly:
11.3.1.1	carry on; or

11.3.1.2	seek employment or engagement with or be employed or engaged by or be a director or consultant to; or

11.3.1.3	work on any account of; or

11.3.1.4	be in any way interested in or connected with
any business carried on within any part of the Restricted Territories which competes with any business both (i) carried on by the Company or the Subsidiary at the Completion Date and (ii) in which that Management Warrantor has at any time during the period of twelve months ending on the Completion Date been involved, provided always that this Clause shall not prevent a Management Warrantor from being interested as a holder or beneficial owner solely for investment purposes of less than five per cent. of any securities of any company whose securities are listed or quoted on any recognised investment exchange in the United Kingdom or any similar exchange in any other territory;

11.3.2	for the period of two (2) years following the Completion Date, he will not in the Restricted Territories, directly or indirectly:
11.3.2.1	either

11.3.2.2	deal with; or
(i)	seek employment or engagement with; or be employed or engaged by; or

(ii)	engage in business with; or

(iii)	work on any account or business of
any customer or client of the Company or of the Subsidiary for the purpose of providing that customer or client with goods or services which are in competition with any goods or services which he was involved in providing to that customer or client at any time in the twelve months preceding the Completion Date;

11.3.2.3	solicit business from any customer or client of the Company or of the Subsidiary for the purpose of providing to that customer or client goods or services which are in competition with those which he has been involved in providing to that customer or client at any time in the twelve months preceding the Completion Date;

11.3.2.4	interfere with or seek to interfere with contractual or other trade relations between the Company or the Subsidiary and any of its or their respective customers or clients;

11.3.2.5	interfere or seek to interfere with contractual or other trade relations between the Company or the Subsidiary and any of its or their respective suppliers;

11.3.2.6	either:
(i)	solicit the services of; or

(ii)	endeavour to entice away from the Company or the Subsidiary; or

(iii)	knowingly assist in, or procure, the employment by any other person of any officer, consultant or senior or managerial employee of the Company or the Subsidiary known personally to him (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company);
11.4	For the period of two (2) years following the Completion Date each of the Vendors severally agrees not to disclose or use at any time any Confidential Information. Each Vendor further agrees to take all reasonable steps to safeguard such Confidential Information in its possession and to protect it against disclosure, misuse, espionage, loss and theft. In the event the Vendors are required by law to disclose any Confidential Information, the relevant Vendor shall promptly notify the Purchaser in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and each Vendor shall cooperate with Purchaser and the Company to preserve the confidentiality of such information consistent with applicable law.
11.5	While the restrictions contained in this Clause 11 are considered by the Parties to be reasonable in all the circumstances, it is recognised that restrictions of their nature may fail for technical reasons. Accordingly it is agreed that, if any of such restrictions shall be found to be invalid or unenforceable as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser or otherwise, but would be valid or enforceable if part of the wording of the restriction were deleted or the period for which it applies were reduced or the range of activities or area dealt with by it were reduced in scope, the restriction concerned shall apply with such modifications as may be necessary to make it valid and enforceable.
12.	Pensions
The provisions of Schedule 8 and paragraph 20 of Schedule 5 shall have effect.
13.	Taxation
The provisions of Schedule 10 shall have effect.
14.	Announcements
14.1	Subject to the provisions of Clause 14.2, no Party shall issue any press release or publish any circular to shareholders or any other public document or make any statement or disclosure to any person who is not a Party (including any document, statement or disclosure published, issued or made by the Vendors or any of them to any supplier to or customer of the Company or of the Subsidiary) in each case relating to this Agreement or the matters contained in it, without obtaining the prior written approval of the other Party to its contents and the manner and extent of its presentation and publication or disclosure (such approval not to be unreasonably withheld or delayed or made subject to unreasonable conditions).

14.2	The provisions of Clause 14.1 do not apply to:
14.2.1	any announcement relating to or connected with or arising out of this Agreement required to be made by the Purchaser or the Guarantor:
14.2.1.1	by virtue of the regulations of the Financial Services Authority, the US Securities and Exchange Commission or the European Commission; or

14.2.1.2	by any court or governmental or administrative authority competent to require the same; or

14.2.1.3	by any applicable law or regulation; or
14.2.2	any statement or disclosure made in good faith by the Purchaser after Completion for its legitimate corporate purposes, including in connection with any civil, criminal, regulatory or arbitration proceedings in any jurisdiction brought or threatened by or against it in relation to the Agreement, the documents in the Agreed Form and any other documents referred to in it or them;

14.2.3	any document, statement or disclosure published, issued or made by the Purchaser after Completion to any supplier to or customer of the Company or of the Subsidiary;

14.2.4	any announcement or disclosure made by an Institutional Seller to its manager or by an Institutional Seller or its manager to investors in that Institutional Seller and any announcement or disclosure made by the

Purchaser to its manager or by the Purchaser or its manager to investors in the Purchaser; or

14.2.5	any announcement by the Vendors to their employees/consultants; or

14.2.6	any document, statement or disclosure made by the Purchaser after Completion to any person to whom it proposes to assign its rights under this Agreement or who is otherwise contemplated by Clause 15.3 or 15.4.
15.	Assignment
15.1	Subject to this Clause 15, this Agreement shall be binding upon and enure for the benefit of the successors and assignees of the Parties including, in the case of individuals, their respective estates after their deaths and, subject to any succession or assignment permitted by this Agreement, any such successor or assignee of the Parties shall in its own right be able to enforce any term of this Agreement.
15.2	Neither the Vendors nor the Optionholders, nor their successors and assignees shall be entitled to assign their respective rights or obligations under this Agreement without the prior written consent of the Purchaser.
15.3	The Purchaser and its assignees may at any time (i) assign, (ii) transfer, (iii) charge (iv) declare or create a trust or other interest over or (v) deal in any other manner with this Agreement or any of its rights or obligations under it to any other member of its Group or to a funder by way of security PROVIDED THAT if the assignee, being a Group member, ceases to be such the benefit of this Agreement shall no longer be available to such assignee and provided always that neither the Vendors nor the Optionholders shall not become liable to pay any larger amount under this Agreement than would have been the case but for such assignment.
15.4	The Purchaser shall be entitled to grant security over or assign by way of security all or any of its rights under this Agreement to a bank providing funding to the Purchaser for the purpose of financing the acquisition in reliance, inter alia, upon the warranties, covenants, indemnities, agreements and undertakings set out in this Agreement. In the event of any such grant or assignment it is agreed that any person to whom such security has been granted or to whom such rights have been assigned shall in its own right be able to enforce any of the warranties, covenants, indemnities, agreements and undertakings set out in this Agreement, provided always that, as a condition thereto, any such third party shall (i) obtain the prior written consent of the Purchaser, (ii) serve written notice on the Parties agreeing to be bound by the terms of Clause 18 (jurisdiction) and (iii) not be entitled to assign its rights under this Clause 15 and PROVIDED FURTHER that neither the Vendors nor the Optionholders shall become liable to pay any larger amounts under this Agreement than would have been the case but for such assignment.
16.	General
16.1	Each Vendor shall do or procure to be done all such further acts and things within their power and execute or procure the execution of all such other documents as the Purchaser may from time to time reasonably require for the purpose of giving the Purchaser the full benefit of the provisions of this Agreement.

16.2	The Purchaser shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the Vendors may from time to time reasonably require for the purpose of giving the Vendors and the Optionholders the full benefit of the provisions of this Agreement.
16.3	This Agreement, the documents in the Agreed Form and the other documents referred to in them constitute the entire agreement between, and understanding of, the Parties with respect to the subject matter of this Agreement and such documents and supersedes any prior written or oral agreement(s) or arrangement(s) between the Parties in relation thereto.
16.4	The Purchaser acknowledges that no provisions are to be regarded as implied into this Agreement, save for those implied by law and which are not lawfully capable of being excluded. All implied provisions lawfully capable of being excluded are hereby excluded for all purposes.
16.5	In entering into this Agreement, the Purchaser accepts that it is not relying on, and shall have no remedy in respect of, any representation, warranty or on any other information or statement of opinion or belief, whether written or oral, express or implied, which is not expressly contained in the Warranties.
16.6	The Purchaser irrevocably and unconditionally waives any right it may have to:
16.6.1	sue any Vendor or Optionholder for misrepresentation, whether in equity, tort or under the Misrepresentation Act 1967, in respect of any non-fraudulent misrepresentation, whether or not contained in this Agreement; or

16.6.2	rescind this Agreement for any non-fraudulent misrepresentation, whether or not contained in this Agreement, or to terminate this Agreement for any other reason.
16.7	The Purchaser’s sole remedy in respect of:
16.7.1	any misrepresentation of the kind referred to in clause 16.6.1 (if and to the extent that such misrepresentation constitutes a breach of the Warranties); or

16.7.2	any other breach of this Agreement including of the Warranties, shall be an action for breach of contract under the terms of this Agreement.
16.8	Nothing in clauses 16.2 to 16.6 (inclusive) shall limit or exclude any liability of any Vendor or Optionholder for fraud.
16.9	Each of the Vendors and each of the Optionholders waives any rights of pre-emption over the Shares conferred on him or held by him either by virtue of the Company’s Articles of Association or by express agreement or otherwise.
16.10	Each Party shall pay his or its own costs and expenses of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement, of each document referred to in it and the sale and purchase of the Shares.

16.11	This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.
16.12	Unless expressly provided otherwise, all warranties, undertakings, covenants, agreements and obligations made, given or entered into in this Agreement by more than one person are given or entered into severally and not jointly and severally.
16.13	The failure or delay of one party at any time or times to require performance of any provision of this Agreement shall not affect its right to enforce such provision at a later time.
16.14	No waiver by a party of any condition or of the breach of any term, covenant, representation, warranty or undertaking contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, warranty or undertaking in this Agreement.
16.15	Any liability to the Purchaser under this Agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by the Purchaser in its absolute discretion as regards any Party under such liability without in any way prejudicing or affecting its rights against any other Party under the same or a like liability, whether joint and several or otherwise.
16.16	This Agreement or any of the documents referred to in it may be amended, varied, superseded or cancelled and any of its terms, covenants, representations, warranties, undertakings or conditions may be waived only by an instrument in writing signed by (or by some person duly authorised by) each of the Parties or, in the case of a waiver, by the Party waiving compliance.
16.17	Any times, dates or periods specified in this Agreement or any of the documents referred to in it may be amended in accordance with Clause 16.16. Time shall, however, be of the essence of this Agreement and any of the documents referred to in it, both as regards times, dates and periods specified in this Agreement or any of the documents referred to in it and as to any times, dates or periods that may by agreement between the Parties be substituted for any of them.
16.18	If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.
16.19	All amounts due under this Agreement shall be paid in full without any deduction or withholding other than as required by law and no party shall be entitled to assert any credit, set-off or counterclaim against any other party in order to justify withholding payment of any such amount in whole or in part.
16.20	Any remedy or right conferred upon the Purchaser under, or pursuant to, this Agreement shall be in addition, and without prejudice, to all other rights and remedies otherwise available to it at law.

16.21	This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.
16.22	This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.
17.	Notices
17.1	Any notice or other communication given under this Agreement shall be in writing and signed by or on behalf of the Party giving it and given, together with any accompanying papers, in English and shall be served by delivering it personally (including by courier) or sending it by pre-paid recorded delivery or registered post or fax to the address and for the attention of the relevant Party set out in Clause 17.2 (or as otherwise notified by that Party under this Agreement). Any such notice shall be deemed to have been received:

17.2	if delivered personally, at the time of delivery;
17.3	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

17.4	in the case of fax, at the time of transmission

provided that if deemed receipt (but for this proviso) would have occurred before 9 a.m. on a Business Day the notice shall be deemed to have been received at 9 a.m. on that day, and if deemed receipt (but for this proviso) would have occurred after 5 p.m. on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 a.m. on the next Business Day. For the purpose of this Clause, “Business Day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.
17.5	The addresses and fax numbers of the Parties for the purposes of Clause 17.1 are:

In the case of the Vendors and the Optionholders, their respective addresses set out in Schedule 1 with a copy (which shall not constitute notice to the Vendors) to:

Pitmans Anchorage House 34 Bridge Street Reading RG1 2LU

For the attention of John Hutchinson

Fax Number 0118 9509409

Purchaser:

LOUD Technologies Inc. 16220 Wood-Red Rd., N.E. Woodinville, Washington 98072

For the attention of: Chief Executive Officer

Fax number: (425) 483-1801

with copies to (which shall not constitute notice to Purchaser):

Sun Capital Partners Group, Inc. 5200 Town Center Circle, Suite 470 Boca Raton, Florida 33486

For the attention of: Jason H. Neimark, Scott Edwards and C. Deryl Couch

Fax number: (561) 394-0540

and:

Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601

For the attention of: Douglas C. Gessner, P.C.

Fax number: (312) 861-2200

and:

Kirkland & Ellis International LLP 30 St Mary Axe London EC3A 8AF

For the attention of: John Van de North

Fax number: +44 (0) 20 7469 2001

or such other address or fax number in the United Kingdom as may be notified in writing from time to time by the relevant Party to the other Parties for the purposes of this Clause.

17.6	In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant Party set out in Clause 17.2 (or as otherwise notified by that Party under this Agreement) and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post letter, or that the notice was transmitted by fax to the fax number of the relevant Party set out in Clause 17.2 (or as otherwise notified by that Party under this Agreement) .

17.7	Notice given under this Agreement shall not be validly served if sent by e-mail.

18.	Governing law and jurisdiction

18.1	This Agreement shall be governed by and construed in accordance with the laws of England.
18.2	The Parties irrevocably submit to the non-exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter arising out of or relating to this Agreement or any of the documents to be executed pursuant to this Agreement and acknowledge that disputes may be referred to resolution by arbitration upon mutual agreement of the Parties.
18.3	Each Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.
18.4	The Guarantor irrevocably appoints the Purchaser as its agent to receive on its behalf in England service on any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to that agent (whether or not it is forwarded to and received by the Guarantor). If for any reason that agent ceases to be able to act as agent or no longer has an address in England, the Guarantor shall immediately appoint a substitute and give notice to the other parties of the new agent’s name and address.
This document is intended by the Parties to be a deed. It shall be presumed to be delivered and take effect as a deed only when (and not before) it is dated. The Parties confirm that they have authorised their respective solicitors to deliver it on their behalf.
Executed as a deed and delivered on the date set out at the head of this Agreement.

EXECUTION COPY

EXECUTED and delivered as a deed of	)
GRACE ACQUISITIONCO LIMITED	)
acting by	)
and	)

Director		Jason Neimark

Director/Secretary		Scott Edwards

EXECUTED and delivered as a deed of	)
LOUD TECHNOLOGIES, INC	)
acting by	)
and	)

Vice President		Tim O’Neil

Vice President		Shawn Powers
Senior Vice President of Operations

EXECUTED and delivered as a deed of	)
Baronsmead VCT Plc	)
acting by	) )

Authorised Signatory		Martin Robertson

EXECUTED and delivered as a deed of	)
Baronsmead VCT 2 Plc	)
acting by	)
)

Authorised Signatory		Martin Robertson

EXECUTED and delivered as a deed of	)
Baronsmead VCT 3 Plc	)
acting by	)
)

Authorised Signatory		Martin Robertson

EXECUTED and delivered as a deed of		)
Baronsmead VCT 4 Plc		)
acting by		)
and		)

	Authorised Signatory		Martin Robertson

SIGNED and delivered as a deed by		)
David Norman Bissett-Powell		)	David Norman Bissett-Powell
in the presence of:		)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Anthony James Taylor		)	Anthony James Taylor
in the presence of:		)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Robert Beau Grant Lingfield		)	Robert Beau Grant Lingfield
in the presence of:		)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
William Trenfield Webb		)	William Trenfield Webb
in the presence of:		)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Anthony Henry Allen		)	Anthony Henry Allen
in the presence of:		)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Paul Ryder		)	Paul Ryder
in the presence of:		)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Jason Daniel Baird		)	David Norman Bissett-Powell
in the presence of:		)	(as his lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Robert Hofkamp		)	David Bissett-Powell
in the presence of:		)	(as his lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Martin William Kelly		)	David Bissett-Powell
in the presence of:		)	(as his lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Ambrose Thompson		)	David Bissett-Powell
in the presence of:		)	(as his lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Simon Neil Bull		)	David Bissett-Powell
in the presence of:		)	(as his lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Peter Henry Child		)	David Bissett-Powell
in the presence of:		)	(as his lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Maureen Hayes		)	David Bissett-Powell
in the presence of:		)	(as her lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Tiffany Michaela Green		)	David Bissett-Powell
in the presence of:		)	(as her lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
James Vernon Cousins		)	Anthony James Taylor
in the presence of:		)	(as his lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Andrew James Nevitt		)	Anthony James Taylor
in the presence of:		)	(as his lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Peter Jonathan Glynne Owen		)	Anthony James Taylor
in the presence of:		)	(as his lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Sonia Shortland		)	Anthony James Taylor
in the presence of:		)	(as her lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Rodney Short		)	Anthony James Taylor
in the presence of:		)	(as his lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Bradley Scott Watson		)	Anthony James Taylor
in the presence of:		)	(as his lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Colin Arthur Lawrence		)	Anthony James Taylor
in the presence of:		)	(as his lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Maureen Catherine Bissett-Powell		)	David Bissett-Powell
in the presence of:		)	(as her lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Lisa Paula Taylor		)	Anthony James Taylor
in the presence of:		)	(as her lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor

SIGNED and delivered as a deed by		)
Elaine Allen		)	Anthony Henry Allen
in the presence of:		)	(as his lawful attorney)

Witness:	Signature:		John Hutchinson

Name:

	Address:		47 Castle Street, Reading

	Occupation:		Solicitor